                                            FILED PURSUANT TO RULE NO. 424(b)(5)
                                            REGISTRATION NO. 333-91381


Prospectus Supplement
(To Prospectus dated December 3, 1999)
The ServiceMaster Company
$300,000,000
Medium-Term Notes, Series A

Due 9 Months or More from Date of Issue

The following terms may apply to the notes. The final terms of each note will be specified in a pricing supplement. For more information, see "Description of Notes."

 . Mature 9 months or more from the date of issue

 . May be subject to redemption at the option of ServiceMaster or repurchase at the option of the holder

 . Fixed or floating interest rate. The floating interest rate formula may be based on:

  --CD Rate

  --CMT Rate

  --Commercial Paper Rate

  --Federal Funds Rate

  --LIBOR

  --Prime Rate

  --Treasury Rate

  --Another rate set forth in a
   pricing supplement

 . Fixed rate notes may bear no interest when issued at a discount from the principal amount due at maturity

 . Certificated or book-entry form

 . Interest paid on fixed rate notes and floating rate notes will be paid on the dates specified in the pricing supplement

 . Minimum denomination of $1,000 and integral multiples of $1,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------
          Price to     Agents'             Proceeds to
          Public       Discount            ServiceMaster
--------------------------------------------------------------------
Per note  100%         .125%-.750%         99.875%-99.250%
--------------------------------------------------------------------
Total     $300,000,000 $375,000-$2,250,000 $299,625,000-$297,750,000
--------------------------------------------------------------------

ServiceMaster is offering the notes on a continuing basis through or to the Agents listed below acting as agent or principal. The Agents have agreed to use their reasonable efforts to solicit offers to purchase the notes.

J.P. Morgan & Co.
           Goldman, Sachs & Co.
                      Banc of America Securities LLC
                                 Banc One Capital Markets, Inc.

April 18, 2000

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in any pricing supplement, this prospectus supplement or the prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Any pricing supplement, this prospectus supplement and the prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or any offer to sell or the solicitation of any offer to buy such securities in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of any pricing supplement, this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of ServiceMaster since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Ratio of Earnings to Fixed Charges.........................................  S-3
Use of Proceeds............................................................  S-3
Description of Notes.......................................................  S-3
Tax Considerations......................................................... S-16
Supplemental Plan of Distribution.......................................... S-24
Legal Opinion.............................................................. S-25


                                   Prospectus

About This Prospectus......................................................    1
Where You Can Find More Information........................................    2
Special Note On Forward-Looking Statements.................................    3
The ServiceMaster Company..................................................    4
Use of Proceeds............................................................    5
Ratio of Earning to Fixed Charges..........................................    5
Description of Debt Securities.............................................    6
Description of Common Stock................................................   20
Description of Debt Warrants...............................................   22
Description of Stock Warrants..............................................   24
Plan of Distribution.......................................................   26
Legal Matters..............................................................   27
Experts....................................................................   27

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratios of earnings to fixed charges for the periods indicated.

                                                      Year Ended December 31,
                                                   -----------------------------
                                                   1999  1998  1997  1996  1995
                                                   ----- ----- ----- ----- -----
Consolidated ratio of earnings to fixed charges... 3.50x 3.50x 3.65x 5.16x 4.83x

The consolidated ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income from continuing operations before income taxes, fixed charges (excluding capitalized interest) and minority interest expenses of subsidiaries with fixed charges and "fixed charges" consist of interest and amortization of debt expense, including the interest portion of rental obligations deemed representative of the interest factor.

                                USE OF PROCEEDS

Unless we specify otherwise in the applicable pricing supplement, we will use the net proceeds from the sale of the notes for general corporate purposes, including working capital, the repayment or refinancing of indebtedness, future acquisitions and/or capital expenditures. Until we apply the net proceeds for specific purposes, we may invest such net proceeds in short-term or marketable securities.

                              DESCRIPTION OF NOTES

The following description of the terms of the Medium-Term Notes, Series A (referred to in this prospectus supplement as the notes) supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of debt securities contained in the prospectus. The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, the prospectus supplement and any pricing supplement in making your investment decision. Capitalized terms not otherwise defined in this prospectus supplement have the meanings assigned to such terms in the prospectus.

General

The notes will be unsecured obligations of ServiceMaster and constitute a single series for purposes of the Indenture, dated as of November 18, 1999 (the "Indenture"), between ServiceMaster, as issuer, and Harris Trust and Savings Bank, as trustee (the "Trustee"). The notes are limited in amount to $300,000,000. The total amount of notes ServiceMaster is authorized to offer by means of this prospectus supplement may be reduced due to the sale by ServiceMaster of other debt securities. For a description of the rights of the holders of debt securities under the Indenture, including the notes, see "Description of Debt Securities" in the prospectus. Defined terms used in this section with respect to the notes have the meanings set forth in this section.

ServiceMaster will offer the notes on a continuous basis. Unless redeemed by ServiceMaster or repaid at the option of the holder thereof (the "Holder"), a note will mature on a date ("Stated Maturity") 9 months or more from its date of issue as specified on its face and in the applicable pricing supplement. The "maturity" of any note refers to the date on which its principal becomes due and payable, whether at Stated Maturity, upon redemption by ServiceMaster, repayment at the option of the Holder or otherwise.

Each note will be represented by either (i) a permanent global note, referred to here as a Book-Entry Note, registered in the name of The Depository Trust Company, as depository (the "Depository"), or its nominee, or (ii) a certificate issued in definitive registered form without coupons (as discussed below), as set forth in the applicable pricing supplement. The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement.

The notes will be sold in individual issues of notes having such interest rate or interest rate basis, if any, Stated Maturity and date of original issuance as selected by the Agent and agreed to by ServiceMaster. Unless otherwise indicated in the applicable pricing supplement, each note will bear interest at:

 . a fixed rate; or

 . at a rate determined by reference to the Commercial Paper Rate, the Prime
  Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate, the CMT Rate or another rate set forth in the applicable pricing supplement, as adjusted by a Spread and/or Spread Multiplier, if any, as specified in the applicable pricing supplement.

The provisions of the Indenture relating to defeasance described in the prospectus under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" are applicable to the notes.

Unless so indicated in the applicable pricing supplement, the Indenture and notes do not contain any covenants other than those set forth herein and in the prospectus. Accordingly, ServiceMaster may, subject to such covenants and its other obligations and restrictions, incur additional indebtedness, pay dividends, engage in transactions with stockholders and affiliates, make investments it deems appropriate, create liens, transfer assets among subsidiaries and engage in sales of assets and subsidiary stock.

Redemption

If ServiceMaster may redeem a note prior to its Stated Maturity, the pricing supplement relating to such note will indicate that such note will be redeemable at the option of ServiceMaster on a date or dates specified prior to its Stated Maturity at a price or prices set forth in the applicable pricing supplement, together with accrued interest to the date of redemption. ServiceMaster will be able to redeem any of the notes which are redeemable and remain outstanding either in whole or from time to time in part upon not less than nor more than the number of days notice set forth in the applicable pricing supplement. If ServiceMaster redeems less than all of the notes with like tenor and terms, the Trustee will select the notes to be redeemed not more than 60 days prior to the redemption date by such method as the Trustee deems fair and appropriate. The notes will not be subject to any sinking fund, unless otherwise provided in the applicable pricing supplement.

Repayment and Repurchase

If a note is to be repayable prior to its Stated Maturity at the option of the Holder, the pricing supplement relating to the note will indicate that the note will be repayable at the option of the Holder on a date or dates specified prior to its Stated Maturity at a price or prices set forth in the applicable pricing supplement, together with accrued interest to the date of repayment.

If applicable, ServiceMaster will comply with the requirements of Rule 14e-l under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

In order for such note to be repaid, ServiceMaster must receive at the corporate trust office of the Trustee in New York, New York at least 30 days, but not more than 60 days, prior to the specified repayment date, (a) the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed or (b) a facsimile transmission or letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States of America setting forth:

 . the name of the Holder of the note;

 . the principal amount of the note;

 . the amount of the note to be repaid (which shall not be less than the minimum authorized denomination of such note);

 . the certificate number or a description of the tenor and terms of the note;
  and

 . a statement that the option to elect repayment is being exercised thereby and a guarantee that the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed will be received by the Trustee not later than five Business Days after the date of such facsimile transmission or letter.

If the procedure described in clause (b) of the preceeding paragraph is followed, the note with such form duly completed must be received by the Trustee not later than five Business Days after the date of such facsimile transmission or letter. Exercise of the repayment option by the Holder shall be irrevocable. The repayment option may be exercised by the Holder for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment, if any, is an authorized denomination. The Trustee will refer all questions as to the validity, eligibility (including time of receipt) and acceptance of any note for repayment to ServiceMaster whose determination of such question will be final and binding.

Notwithstanding anything in this prospectus supplement to the contrary, unless otherwise specified in the applicable pricing supplement, if a note is a Discount Note, the amount payable on such note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of a Discount Note will be the amount equal to (a) the issue price set forth in the applicable pricing supplement plus (b) that portion of the difference between the issue price and the principal amount of such note that has accrued at the yield to maturity set forth in the pricing supplement (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment. In no event, however, shall the Amortized Face Amount of a Discount Note exceed its principal amount.

ServiceMaster may at any time purchase notes at any price in the open market or otherwise. ServiceMaster may hold, resell or surrender such notes to the Trustee for cancellation.

Interest Rate

Each note will bear interest from its date of issue or from the most recent Interest Payment Date to which interest on such note has been paid or duly provided for at the annual fixed rate or at the annual rate determined pursuant to the interest rate basis, as stated therein and in the applicable pricing supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Stated Maturity (or, if applicable, upon redemption or repayment) as specified below under "Payment of Principal and Interest."

Each note will bear interest at either a fixed rate (a "Fixed Rate Note") or a variable rate determined by reference to the interest rate basis (the "Interest Rate Basis") as specified on the face of the note and in the applicable pricing supplement (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier. A Floating Rate Note may also have either or both of the following:

 . a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and

 . a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate").

The "Index Maturity" is the period to maturity of the instrument or obligation from which the Interest Rate Basis is derived, as specified in the applicable pricing supplement. The "Spread" is the number of basis points specified in the applicable pricing supplement as applying to the interest rate for such note. The "Spread Multiplier" is the percentage specified in the applicable pricing supplement as applying to the interest rate for such note. "Business Day" means (a) for all notes, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close and (b) for LIBOR Notes, also a London Banking Day. "London Banking Day" means a day on which commercial banks are open for business, including dealings in the U.S. dollar, in London.

The applicable pricing supplement for a Fixed Rate Note will designate an annual fixed rate of interest payable on such Fixed Rate Note. The applicable pricing supplement relating to a Floating Rate Note will designate as an Interest Rate Basis one of the following:

 . the Commercial Paper Rate, in which case such note will be a Commercial Paper
  Rate Note;

 . the Prime Rate, in which case such note will be a Prime Rate Note;

 . LIBOR, in which case such note will be a LIBOR Note;

 . the Treasury Rate, in which case such note will be a Treasury Rate Note;

 . the CD Rate, in which case such note will be a CD Rate Note;

 . the Federal Funds Rate, in which case such note will be a Federal Funds Rate
  Note;

 . the CMT Rate, in which case such note will be a CMT Rate Note; or

 . such other Interest Rate Basis as is set forth in the applicable pricing supplement.

The applicable pricing supplement for a Floating Rate Note will specify, among other things, the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread and/or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date and the Interest Reset Date with respect to such note.

The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable pricing supplement. The Interest Reset Date will be:

 . for Floating Rate Notes which reset daily, each Business Day;

 . for Floating Rate Notes which reset weekly (other than Treasury Rate Notes), the Wednesday of each week;

 . for Treasury Rate Notes which reset weekly, the Tuesday of each week;

 . for Floating Rate Notes which reset monthly, the third Wednesday of each month;

 . for Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December;

 . for Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

 . for Floating Rate Notes which reset annually, the third Wednesday of the month of each year specified in the applicable pricing supplement.

The interest rate in effect from the date of issue to the first Interest Reset Date for a Floating Rate Note will be the "Initial Interest Rate" (as set forth in the applicable pricing supplement). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note will be postponed to the next day that is a Business Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

The interest rate commencing on an Interest Reset Date will be the rate determined by reference to the applicable Interest Rate Basis determined as of the "Interest Determination Date." The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Rate Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date"), for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") and for a CMT Rate Note (the "CMT Rate Interest Determination Date") will be the second Business Day before the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day before the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Rate Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury Bills would normally be auctioned. Treasury Bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the prior Friday. If an auction date falls on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date will be the first Business Day immediately following such auction.

All percentages resulting from any calculations referred to in this prospectus supplement will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (that is, 9.876545% or .09876545 being rounded to 9.87655% or .0987655), and all amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

Unless otherwise provided in the applicable pricing supplement, the Trustee will be the calculation agent (the "Calculation Agent") for Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date. The Calculation Agent s determination of any interest rate will be final and binding in the absence of manifest error. The "Calculation Date," where applicable, pertaining to any Interest Determination Date will be the earlier of the following:

 . the tenth calendar day after such Interest Determination Date, or if any such day is not a Business Day, the following Business Day; and

 . the Business Day before the applicable Interest Payment Date or date of Stated Maturity, as the case may be.

Commercial Paper Rate Notes

Commercial Paper Rate Notes will bear interest at a specified rate which will be reset periodically based on the Commercial Paper Rate and a Spread and/or Spread Multiplier, if any. Interest on Commercial Paper Rate Notes will be payable on the dates specified on the face of the Commercial Paper Rate Note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Rate Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement, as such rate shall be published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper-- Nonfinancial." The following procedures will apply if the rate cannot be set as described above:

 . If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Rate Interest Determination Date for commercial paper of the Index Maturity specified in the applicable pricing supplement as published in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/hl5/ update, or any successor site or publication ("H.15 Daily Update") under the heading "Commercial Paper--Nonfinancial."

 . If by 3:00 p.m., New York City time, on the Calculation Date, the above rate is not published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on the Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper in New York City selected by the Calculation Agent (after consultation with ServiceMaster) for commercial paper of the Index Maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating organization.

 . If fewer than three dealers selected by the Calculation Agent are providing quotes, the rate will be the same as the rate used in the prior interest period.

"Money Market Yield" means a yield calculated in accordance with the following formula:

                                         360 X D
                                       -----------
                      Money Market Yield =          X 100
                                          360 -
                                         (D X M)

where "D" refers to the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Prime Rate Notes

Prime Rate Notes will bear interest at a specified rate that will be reset periodically based on the Prime Rate and a Spread and/or Spread Multiplier, if any. Interest on Prime Rate Notes will be payable on the dates specified on the face of the Prime Rate Note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, "Prime Rate" means, for any Prime Rate Interest Determination Date, the rate on such date as published in H.15(519) under the heading "Bank Prime Loan." The following procedures will apply if the rate cannot be set as described above:

 . If the above rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan."

 . If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime l Page as such bank s prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date.

 . If fewer than four such rates but more than one such rate appear on the Reuters Screen US Prime 1 Page for the Prime Rate Interest Determination Date, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the Prime Rate Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consultation with ServiceMaster).

 . If fewer than two such rates appear on the Reuters Screen US Prime 1 Page, the Calculation Agent will determine the Prime Rate on the basis of the rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent (after consultation with ServiceMaster) to quote such rate or rates.

 . If the banks or trust companies selected by the Calculation Agent are not providing quotes, the rate will be the same rate as used for the prior interest period.

"Reuters Screen US Prime 1 Page" means the display designated as page "US Prime 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US Prime 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

LIBOR Notes

LIBOR Notes will bear interest at a specified rate that will be reset periodically based on LIBOR and a Spread and/or Spread Multiplier, if any. Interest on LIBOR Notes will be payable on the dates specified on the face of the LIBOR Note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, LIBOR for any Interest Reset Date will be determined by the Calculation Agent in accordance with the following provisions:

 . For a LIBOR Interest Determination Date, LIBOR will be:

  --If "LIBOR Reuters" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the Index Maturity specified in the pricing supplement, commencing on the applicable Interest Reset Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date.

  --If "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in U.S. dollars having the Index Maturity specified in the pricing supplement, commencing on the applicable Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date.

  --If neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be calculated as if "LIBOR Telerate" had been specified.

"Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for deposits in U.S. dollars, (b) if "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on the Bridge Telerate, Inc. Service (or any successor service) ("Telerate") for the purpose of displaying the London interbank rates of major banks for deposits in U.S. dollars, or (c) if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement, the display on Telerate for the purpose of displaying the London interbank rates of major banks for deposits in U.S. dollars.

If fewer than two offered rates appear, or if no such rate appears, then LIBOR on such LIBOR Interest Determination Date will be determined as follows:

 . The Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market as selected by the Calculation Agent (after consultation with ServiceMaster) to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time (a "Representative Amount"). If at least two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations.

 . If fewer than two quotations are provided, then LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time or such other time specified in the applicable pricing supplement, on such LIBOR Interest Determination Date by three major banks in New York City, selected by the Calculation Agent (after consultation with ServiceMaster) for loans in U.S. dollars to leading European banks having the Index Maturity specified in the applicable pricing supplement and in a Representative Amount.

 . If fewer than three banks selected by the Calculation Agent are providing quotes, the rate will be the same rate as used for the prior interest period.

Treasury Rate Notes

Treasury Rate Notes will bear interest at a specified rate that will be reset periodically based on the Treasury Rate and a Spread and/or Spread Multiplier, if any. Interest on Treasury Rate Notes will be payable on the dates specified on the face of the Treasury Rate Note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, "Treasury Rate" means:

 . The rate from the auction held on the applicable Treasury Rate Interest
  Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Telerate on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57").

 . If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the Bond Equivalent Yield (calculated as described below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High."

 . If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury.

 . If the above rate is not announced by the United States Department of the Treasury or if the Auction is not held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on the applicable Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

 . If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the rate on the applicable Treasury Rate Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

 . If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the Treasury Rate to be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers each, a "Reference Dealer", which may include any Agent or its affiliates, selected by the Calculation Agent (after consultation with ServiceMaster), for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement.

 . If fewer than three dealers selected by the Calculation Agent are providing quotes, the rate will be the same rate used for the prior interest period.

"Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                          D X N
                                        -----------
                     Bond Equivalent Yield =         X 100
                                           360 -
                                          (D X M)

where "D" refers to the applicable annual rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

CD Rate Notes

CD Rate Notes will bear interest at a specified rate that will be reset periodically based on the CD Rate and a Spread and/or Spread Multiplier, if any. Interest on CD Rate Notes will be payable on the dates specified on the face of the CD Rate Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, "CD Rate" means, for any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDS (Secondary Market)." The following procedures will apply if the rate cannot be set as described above:

 . If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the Calculation Date, then the CD Rate will be the rate on the CD Rate Interest Determination Date set forth in H.15 Daily Update for certificates of deposit having the Index Maturity specified in the applicable pricing supplement under the caption "CDS (Secondary Market)."

 . If the above rate is not yet published in either H.15(519) or H.15 Daily
  Update by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates, as of 10:00 a.m., New York City time, on the CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent (after consultation with ServiceMaster) for negotiable certificates of deposit of major United States money market banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

 . If fewer than three dealers selected by the Calculation Agent are providing quotes, the rate will be the same rate used for the prior interest period.

Federal Funds Rate Notes

Federal Funds Rate Notes will bear interest at a specified rate that will be reset periodically based on the Federal Funds Rate and a Spread and/or Spread Multiplier, if any. Interest on Federal Funds Rate Notes will be payable on the dates specified on the face of the Federal Funds Rate Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, "Federal Funds Rate" means, for any Federal Funds Rate Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." The following procedures will apply if the rate cannot be set as described above:

 . If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate on the Federal Funds Rate Interest Determination Date as published in H.15 Daily Update under the heading "Federal Funds (Effective)."

 . If the above rate is not yet published in either H.15(519) or H.15 Daily
  Update by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent (after consultation with ServiceMaster) prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date.

 . If fewer than three brokers selected by the Calculation Agent are providing quotes, the rate will be the same rate used for the prior interest period.

CMT Rate Notes

CMT Rate Notes will bear interest at a specified rate that will be reset periodically based on the CMT Rate and a Spread and/or Spread Multiplier, if any. Interest on CMT Rate Notes will be payable on the dates specified on the face of such CMT Rate Notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement "CMT Rate" means, for any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m." or any successor caption, under the column for the Designated CMT Maturity Index (as defined below) for:

 . If the Designated CMT Telerate Page is 7051, the rate on such CMT Rate
  Interest Determination Date; or

 . If the Designated CMT Telerate Page is 7052, the weekly or monthly average, specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs.

The following procedures will apply if the rate cannot be set as described above:

 . If the above rate is no longer displayed on the relevant page or is not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

 . If the above rate is no longer published in H.15(519) or is not published by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to the Interest Reset Date as published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

 . If the above information is not provided by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three Reference Dealers in New York City, which may include any Agent or its affiliates, selected by the Calculation Agent (after consultation with ServiceMaster) as described in the following sentence. The Calculation Agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year.

 . If the Calculation Agent is unable to obtain three such Treasury Note quotations, then the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in New York City (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

 . If three or four (but not five) of such Reference Dealers are providing quotes, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

 . If fewer than three Reference Dealers selected by the Calculation Agent are providing quotes, the rate will be the same as the rate used in the prior interest period.

If two Treasury Notes with an original maturity have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

"Designated CMT Telerate Page" means the display on the Telerate (or any successor service) on the page designated in the applicable pricing supplement, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

"Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement for which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index shall be two years.

Payment of Principal and Interest

Except for interest payable at Stated Maturity (or, if applicable, upon redemption or repayment), interest will be payable to the person in whose name a note is registered at the close of business on the Regular Record Date before an Interest Payment Date. Interest payable at Stated Maturity (or, if applicable, upon redemption or repayment) will be payable to the person to whom principal shall be payable. The first payment of interest on any note originally issued between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the second Interest Payment Date following its date of issue to the registered owner on the Regular Record Date relating to the second Interest Payment Date. Unless otherwise indicated in the applicable pricing supplement, the "Regular Record Date" for any Floating Rate Note or Fixed Rate Note will be the date 15 calendar days prior to each Interest Payment Date, whether or not such date is a Business Day.

Interest will be payable, in the case of Fixed Rate Notes, on the dates indicated in the applicable pricing supplement, and interest for Floating Rate Notes will be payable as follows (each such date, an "Interest Payment Date):

 . for Floating Rate Notes that reset daily, weekly or monthly: On the third
  Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable pricing supplement);

 . for Floating Rate Notes that reset quarterly: On the third Wednesday of March, June, September and December of each year;

 . for Floating Rate Notes that reset semi-annually: On the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

 . for Floating Rate Notes that reset annually: On the third Wednesday of the month specified in the applicable pricing supplement.

In each case, interest will also be paid at Stated Maturity (or, if applicable, upon redemption or repayment). Any payment on any Fixed Rate Note or Floating Rate Note due on any day which is not a Business Day need not be made on such day, but may be made on the following Business Day with the same force and effect as if made on the due date, and no interest shall accrue as a result of such delayed payment.

Unless otherwise specified in the applicable pricing supplement, interest payments in respect of Fixed Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Stated Maturity, as the case may be.

For a Floating Rate Note, accrued interest from (and including) the date of issue or from (and including) the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from (and including) the date of issue, or from (and including) the last date to which interest has been paid, but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such date is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360 for Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes, and Federal Funds Rate Notes, or by the actual number of days in the year for Treasury Rate Notes or CMT Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of (and premium, if any) and any interest due with respect to any note (other than a Book-Entry Note) at maturity will be made in immediately available funds upon surrender of such note at the Paying Agent Office, provided that the note is presented to the Paying Agent in time for the Paying Agent to make the payments in such funds in accordance with its normal procedures. Payments of interest on any note (other than any Book-Entry Note) other than at maturity will be made by check mailed to the address of the person entitled thereto as it appears in the Security Register or by wire transfer to such account as may have been appropriately designated by such person. Payments in respect of Book-Entry Notes are discussed under "Book-Entry Notes" below.

Book-Entry Notes

At its option, ServiceMaster may designate in the pricing supplement that the notes will be issued only in the form of one or more fully registered notes ("Book-Entry Notes"). Upon issuance, all Book-Entry Notes having the same terms and the same Issue Date may be represented by one or more global securities. Each global security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository located in the Borough of Manhattan, New York City, and will be registered in the name of the Depository or a nominee of the Depository. No global security or global securities described above may be transferred except as a whole by the Depository for such global security or global securities to a nominee of the Depository or by a nominee of the Depository to the Depository or to another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

Book-Entry Notes represented by a global security are exchangeable for definitive notes in registered form, referred to here as "Certificated Registered Notes," having the same terms and of an equal aggregate principal amount, only if:

 . the Depository notifies ServiceMaster that it is unwilling or unable to continue as Depository for such global security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor Depository is not appointed by ServiceMaster within 90 days;

 . ServiceMaster in its sole discretion determines that such Book-Entry Notes issued in the form of a global security shall be exchangeable for Certificated Registered Notes; or

 . the Depository for such global security surrenders such global security in exchange in whole or in part for individual Certificated Registered Notes of like tenor and terms in definitive form on such terms as are acceptable to ServiceMaster and the Depository.

Except as provided above, if a note is designated a Book-Entry Note in the applicable pricing supplement, owners of beneficial interests in such Book-Entry Note will not be entitled to receive physical delivery of Certificated Registered Notes in definitive form and no global security representing the notes shall be exchangeable, except for another global security having the same terms and denomination to be registered in the name of the Depository or its nominee. Accordingly, each person owning a beneficial interest must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its beneficial interest, to exercise any rights of a holder under the notes.

Certificated Registered Notes

At its option, ServiceMaster may designate in the pricing supplement that the notes will be issued as Certificated Registered Notes, without coupons. Without charge (a) Certificated Registered Notes may be exchanged, upon presentation and surrender at a designated office or agency of the Trustee in New York City for Certificated Registered Notes of other authorized denominations; and (b) any Certificated Registered Note may be transferred by the registered holder, or by its attorney-in-fact duly authorized in writing, at such office or agency upon presentation and surrender of such note for cancellation, and upon any such transfer a new Certificated Registered Note or notes, of authorized denominations, in the same aggregate principal amount, subject to the same terms and conditions will be issued to the transferee. Transfers or exchanges of Certificated Registered Notes may not be effected during the 15-day period before the mailing of a notice of redemption.

In any such exchange, ServiceMaster will execute and the Trustee will authenticate and deliver individual Certificated Registered Notes in authorized denominations. Upon the exchange of a global security for individual Certificated Registered Notes, such global security will be canceled by the Trustee. Certificated Registered Notes issued in exchange for a global security will be registered in such names and in such authorized denominations as the Depository for such global security, pursuant to instructions from its direct participants or indirect participants or otherwise, shall instruct the Trustee. The Trustee will deliver such Certificated Registered Notes to the persons in whose names such Certificated Registered Notes are so registered.

Amortizing Notes

ServiceMaster may offer notes for which payments of principal and interest are made in equal installments over the life of such notes ("Amortizing Notes"). Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on Amortizing Notes will be applied first to interest due and payable on the note and then to the reduction of the unpaid principal amount on the note. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such Amortizing Notes.

                               TAX CONSIDERATIONS

The following is a summary of the principal United States federal income tax consequences of ownership of notes. In general, it deals only with notes held as capital assets by initial purchasers who are the beneficial owners thereof ("holders") and does not consider all aspects of United States federal income taxation that may be relevant to prospective purchasers of notes. This summary does not address the federal income tax consequences to special classes of purchasers, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons holding notes as a hedge against currency risks or as part of a straddle or conversion transaction or persons whose functional currency is not the U.S. dollar. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

Prospective purchasers of notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of notes.

United States Holders

As used herein, the term "United States Holder" means a holder of a note who or that is for United States federal income tax purposes either (a) a citizen or resident of the United States, (b) a corporation or partnership (or other entity treated as a corporation or partnership), other than a partnership that is not treated as a U.S. person under applicable Treasury regulations, created or organized in the United States or organized under the laws of the United States or of any State thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust described in Section 7701 (a)(30) of the Code (taking into account changes thereto and associated effective dates, elections and transition rules). The term "United States Holder" also includes certain former citizens and residents of the United States whose income and gain on the notes will be subject to United States taxation. As used herein, the term "Foreign Holder" means a holder of a note who or that is not a United States Holder.

Payments of Interest

Interest on a note, other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue Discount--General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

Original Issue Discount

General. A note, other than a note with a term of one year or less (a "Short-Term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the note's "stated redemption price at maturity" over its "issue price" is more than a "de minimis amount" (as defined below). Generally, the issue price of a note will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the total of all payments provided by the note that are not payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate applied to the outstanding principal amount of the note. Special rules for "Variable Rate Notes" (as defined below) are described below under "Original Issue Discount--Variable Rate Notes."

In general, if the excess of a note's stated redemption price at maturity over its issue price is "de minimis," i.e., if it is less than 1/4 of 1 percent of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the note is not a Discount Note. In the case of a note that provides for payment of any amount other than qualified stated interest before maturity, e.g., an Amortizing Note, the weighted average maturity of the note is substituted for the complete years to maturity in the calculation. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the note are made. The includible amount with respect to each such payment will equal the product of the total amount of the note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the note.

United States Holders of Discount Notes having a maturity of more than one year from their date of issue must generally include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and therefore generally will have to include in income increasingly greater amounts of OID over the life of the note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a note may be of any length and may vary in length over the term of the note as long as (a) no accrual period is longer than one year and (b) each scheduled payment of interest or principal on the note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of the relative length of each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the note (other than any payment of qualified stated interest) and (y) the note's adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. A United States Holder that purchases a Discount Note for an amount less than or equal to the note's remaining stated redemption price at maturity, but in excess of its adjusted issue price (as determined above under "Original Issue Discount--General") (any such excess being "acquisition premium"), and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount," must reduce each daily portion of OID by a fraction thereof, the numerator of which is the excess of the United States Holder's adjusted basis in the note immediately after its purchase over the adjusted issue price of the note, and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note's adjusted issue price.

Market Discount. A note, other than a Short-Term Note, will be treated as purchased at a market discount (a "Market Discount Note") if the note's stated redemption price at maturity or, in the case of a Discount Note, the note's "revised issue price," exceeds the amount for which the United States Holder purchased the note unless such difference is less than the specified "de minimis" amount. If such excess is not sufficient to cause the note to be a Market Discount Note, then such excess constitutes "de minimis market discount" and such note is not subject to the rules discussed in the following paragraphs. The Code provides that, for these purposes, the "revised issue price" of a note generally equals its issue price, increased by the amount of any OID that has previously accrued on the note.

Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such note. Also, any partial principal payment on a Market Discount Note (e.g., on an Amortizing Note which is a Market Discount Note) is includible in gross income as ordinary income to the extent such payment does not exceed the accrued market discount on such note. In the case of any disposition of or subsequent partial principal payment on such note, the amount of accrued market discount is reduced by the amount of the previous partial principal payment or payments included in gross income as ordinary income. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the note. If made, such an election applies to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service (the "IRS").

Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such note in an amount not exceeding the accrued market discount on such note until the maturity or disposition of such note.

Pre-Issuance Accrued Interest. If (a) a portion of the initial purchase price of a note is attributable to preissuance accrued interest, (b) the first stated interest payment on the note is to be made within one year of the note s issue date and (c) such payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

Notes Subject to Contingencies Including Optional Redemption. If a note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity in the case of notes subject to contingencies, if ServiceMaster or the holder has an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then
(a) in the case of an option or options of ServiceMaster, ServiceMaster will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the note and (b) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the note. If both ServiceMaster and the holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the note is determined by using any date on which the note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the note as the principal amount payable at maturity.

If a remote contingency actually occurs or does not occur contrary to an assumption made according to the above rules or if an incidental contingency becomes sufficiently fixed in amount or timing (a "change in circumstances") then, except to the extent that a portion of the note is repaid as a result of the change in circumstances and solely for purposes of determining the amount and accrual of OID, the yield and maturity of the note are redetermined by treating the note as having been retired and reissued on the date of the change in circumstances for an amount equal to the note s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a note using the constant-yield method described above under the heading "Original Issue Discount--General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

In applying the constant-yield method to a note with respect to which this election has been made, the issue price of the note will equal its cost to the electing United States Holder, the issue date of the note will be the date of its acquisition by the electing United States Holder, and no payments on the note will be treated as payments of qualified stated interest. This election will generally apply only to the note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

If the election to apply the constant-yield method to all interest on a note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount--Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

Variable Rate Notes. A "Variable Rate Note" is a note that: (a) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date (or, in the case of a note that provides for a payment of any amount other than qualified stated interest before maturity, e.g., an Amortizing Note, the weighted average maturity of the note) and (z) .015, or (2) 15 percent of the total noncontingent principal payments and (b) does not provide for stated interest other than stated interest compounded or paid at least annually at (A) one or more "qualified floating rates," (B) a single fixed rate and one or more qualified floating rates, (C) a single objective rate or (D) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

A variable rate is a "qualified floating rate" if (a) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated or (b) it is equal to the product of such a rate and either (x) a fixed multiple that is greater than 0.65 but not more than 1.35 or (y) a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a note provides for two or more qualified floating rates that (a) are within 0.25 percentage points of each other on the issue date or (b) can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note's term. An objective rate is a "qualified inverse floating rate" if (a) the rate is equal to a fixed rate minus a qualified floating rate and (b) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

If interest on a note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (a) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points or (b) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, Federal Funds Rate Notes and CMT Rate Notes will generally be treated as Variable Rate Notes.

In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the note.

If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amounts of interest and OID accruals on the note are generally determined by (a) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note), (b) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (c) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument and (d) making the appropriate adjustments for actual variable rates during the applicable accrual period.

If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

Notes Purchased at a Premium. A United States Holder that purchases a note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the United States Holder's income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable (based on the note's yield to maturity) to such year. If made, such an election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount."

Purchase, Sale and Retirement of the Notes. A United States Holder's tax basis in a note will generally be its cost, increased by the amount of any OID or market discount included in the United States Holder's income with respect to the note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the note, and reduced by (a) the amounts of any payments that are not qualified stated interest payments and (b) the amount of any amortizable bond premium applied to reduce interest on the note.

A United States Holder will generally recognize gain or loss on the sale or retirement of a note equal to the difference between the amount realized on the sale or retirement and the tax basis of the note. Except to the extent described above under "Original Issue Discount--Market Discount," gain or loss recognized on the sale or retirement of a note will be capital gain or loss and will be, in the case of individuals, long-term capital gain or loss subject to a maximum tax rate of 20% if the note was held for more than twelve months. The capital gains of an individual holder whose holding period for a note is one year or less will be taxed at ordinary income tax rates.

Indexed Notes. The applicable pricing supplement will contain a discussion of any special United States federal income tax rules with respect to notes that are not subject to the rules governing Variable Rate Notes, payments on which are determined by reference to any index, and other notes that are subject to the general rules governing contingent payment obligations.

Foreign Holders

This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

(1) payments of principal, premium (if any) and interest, including OID, by ServiceMaster or any of its paying agents to any holder of a note that is a "Foreign Holder" will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) such Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ServiceMaster entitled to vote, (b) such Foreign Holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to ServiceMaster through stock ownership and (c) either (A) the beneficial owner of the note certifies to ServiceMaster or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note certifies to ServiceMaster or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnished the payor with a copy thereof;

(2) a Foreign Holder of a note will generally not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a note, unless (a) such gain is effectively connected with the conduct of a U.S. trade or business or, in the case of a qualified resident of a country having an applicable income tax treaty with the United States, attributable to a U.S. permanent establishment or (b) the Foreign Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; and

(3) a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ServiceMaster entitled to vote and (b) the income on the note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

Recently issued Treasury regulations (the "New Withholding Regulations") with respect to withholding and backup withholding generally will be effective with respect to payments after December 31, 2000 regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules. The New Withholding Regulations generally will not affect the certification rules described in clause (1)(c) above, but will provide alternative methods for satisfying such requirements. The New Withholding Regulations also will require, in the case of notes held by a foreign partnership, that (x) the certification described in clause (l)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. Each Holder of notes should consult such Holder's own tax advisor regarding the tax consequences to such Holder of the New Withholding Regulations.

Backup Withholding and Information Reporting

United States Holders

In general, information reporting requirements will apply to payments of principal, any premium and interest on a note and the proceeds of the sale of a note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

Foreign Holders

Under current law, information reporting on IRS Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by ServiceMaster or a paying agent to a Foreign Holder on a note, provided the certification described in clause (i)(c) under "Foreign Holders" above is received and provided further that the payor does not have actual knowledge that the holder is a United States person. ServiceMaster or a paying agent, however, may report (on IRS Form 1042S) payments of interest (including OID) on notes.

If payments on a note are made to or through a foreign office of a custodian, nominee, broker or other agent acting on behalf of a beneficial owner of a note, such custodian, nominee or other agent will not be required to apply backup withholding or information reporting to such payments made to such beneficial owner. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Under the New Withholding Regulations, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

Payments of the proceeds from the sale by a Foreign Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will apply to such payments, unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payments of the proceeds from the sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies under penalties of perjury that it is not a United States Holder or otherwise establishes an exemption from information reporting and backup withholding provided that the broker does not have actual knowledge that the holder is a United States Holder or that the conditions of any other exemption are not, in fact, satisfied.

The recently issued New Withholding Regulations substantially revise the procedures that withholding agents and payees must follow to comply with, or establish an exemption from, these information reporting and backup withholding provisions for payments of income after December 31, 2000. Each Holder of notes should consult such Holder's own tax advisor regarding the tax consequences to such Holder of the New Withholding Regulations.

Amounts withheld under the backup withholding rules from a payment to a Holder will be creditable against the Holder's U.S. Federal income tax liability, provided that the requisite procedures are followed.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

Under the terms of the Distribution Agreement, dated April 18, 2000 (the "Distribution Agreement"), ServiceMaster is offering the notes on a continuous basis through or to J.P. Morgan Securities Inc., Goldman, Sachs & Co., Banc of America Securities LLC and Banc One Capital Markets, Inc. (the "Agents"). The Agents have agreed to use their reasonable efforts to solicit orders. ServiceMaster will pay the relevant Agent a commission ranging from .125% to
 .75% of the principal amount of each note, depending upon its maturity, sold through such Agent. The exact commission paid will be determined by the Stated Maturity of the notes sold.

ServiceMaster may sell notes directly to investors (other than broker-dealers) in those jurisdictions in which ServiceMaster is permitted to do so. If ServiceMaster sells notes directly to investors, no commission or discount will be paid. ServiceMaster may also sell notes through other agents as may be named in the applicable pricing supplement. ServiceMaster may also sell notes to an Agent as principal for the Agent's account at a price agreed upon at the time of sale. Such notes may be resold by such Agent to investors at a fixed public offering price or at prevailing market prices, or at a related price, as determined by such Agent. Unless otherwise specified in the applicable pricing supplement, any note sold to an Agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical maturity.

An Agent may sell notes purchased from ServiceMaster as principal to other dealers for resale to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from ServiceMaster to such dealers. After the initial public offering of the notes, the public offering price and other selling terms may be changed.

The notes will not have an established trading market when issued. Also, the notes will not be listed on any securities exchange. An Agent may make a market in the notes, as permitted by applicable laws and regulations, but is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any notes, or that any purchaser of notes will be able to sell notes in the future.

Each purchaser of a note will arrange for payment as instructed by the relevant Agent. The Agents are required to deliver the proceeds of the notes to ServiceMaster in immediately available funds, to a bank designated by ServiceMaster in accordance with the terms of the Distribution Agreement, on the date of settlement.

Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. ServiceMaster has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification. ServiceMaster has agreed to reimburse the Agents for certain expenses, including the reasonable fees and disbursements of counsel for the Agents.

ServiceMaster reserves the right to withdraw, cancel or modify the offer made hereby without notice. ServiceMaster will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes as a whole or in part. The Agents will have the right, in their discretion reasonably exercised, to reject any offer to purchase notes, as a whole or in part.

In connection with the purchase of notes by an Agent, as principal, for resale at a fixed price, such Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Such transactions may consist of bids or purchases of notes for the purpose of pegging, fixing or maintaining the price of the notes. Specifically, the Agent may overallot in connection with such offering, creating a syndicate short position. In addition, the Agent may bid for and purchase the notes in the open market to cover syndicate short positions or to stabilize, maintain or otherwise affect the price of the notes. Finally, the Agent or its syndicate may reclaim selling concessions allowed for distributing of notes in the offering, if the Agent repurchases previously distributed notes in the market to cover overallotments or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market level. The Agents are not required to engage in any of these activities, and may end any of them at any time.

Concurrently with the offering of the notes through the Agents, ServiceMaster may issue other securities as contemplated by the prospectus.

In the ordinary course of their respective businesses, the Agents or their affiliates have engaged and may in the future engage in investment banking and/or commercial banking transactions with ServiceMaster and its affiliates. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc. , Bank One, N.A., an affiliate of Banc One Capital Markets, Inc. and Banc of America Securities LLC are lenders under ServiceMaster's revolving credit facility and, to the extent the proceeds hereof are used to repay borrowings under the revolving credit facility, may receive a portion of such proceeds.

It is possible that 10% or more of the net proceeds of an offering of notes covered by a pricing supplement will be applied to repayment of a loan or loans made to ServiceMaster by Morgan Guaranty Trust Company of New York, Bank One, N.A. and Banc of America Securities LLC. Under the Conduct Rules of the NASD, special considerations apply to a public offering of securities where more than 10% of the net proceeds will be paid to a participating underwriter or any of its affiliates. Therefore, any such offering will be conducted pursuant to Rule 2710(c)(8) of the NASD Conduct Rules.

                                 LEGAL OPINION

Certain legal matters in connection with the notes will be passed upon for ServiceMaster by Vernon T. Squires, Senior Vice President and General Counsel of ServiceMaster, and for the Agents by Davis Polk & Wardwell, New York, New York. As of March 31, 2000, Mr. Squires holds directly or indirectly 399,393 shares and options to acquire 225,000 shares of common stock of ServiceMaster.

Prospectus

                           The ServiceMaster Company

                                 $700,000,000

                 Debt Securities, Common Stock, Debt Warrants
                           and Common Stock Warrants

                               ----------------

  We will use this prospectus to offer and sell securities from time to time. These may include:

  . unsecured senior debt securities      . warrants to purchase common stock


  . common stock                          . warrants to purchase debt
                                            securities

                                          . units consisting of any
                                            combination of these securities

  We will provide the specific terms and conditions of these securities in supplements to this prospectus prepared in connection with each offering of securities. These terms and conditions may include:

In the case of any        In the case of debt        In the case of warrants:
securities:               securities:



                                                     . expiration date
 . price                   . interest rate



                                                     . exercise price
 . size of offering        . maturity



                                                     . conditions to
 . underwriting discounts  . original issue discount    exercisability
  and commissions

                          . redemption or repayment
                            prior to maturity

                          . additional covenants

  The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this prospectus is December 3, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
      About This Prospectus................................................   1
      Where You Can Find More Information..................................   2
      Special Note on Forward-Looking Statements...........................   3
      The ServiceMaster Company............................................   4
      Use of Proceeds......................................................   5
      Ratio of Earnings to Fixed Charges...................................   5
      Description of Debt Securities.......................................   6
      Description of Common Stock..........................................  20
      Description of Debt Warrants.........................................  22
      Description of Stock Warrants........................................  24
      Plan of Distribution.................................................  26
      Legal Matters........................................................  27
      Experts..............................................................  27

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which is known as the SEC, using a shelf registration process. Under this shelf registration process, we may sell:

  . unsecured senior debt securities       . warrants to purchase common stock


  . common stock                           . warrants to purchase debt
                                             securities

                                           . units consisting of any
                                             combination of these securities

  We may sell these securities in one or more offerings up to a total dollar amount of $700,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and the applicable prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

  The registration statement of which this prospectus is a part (including the exhibits) contains additional important information about our company and the securities offered under this prospectus. Specifically, the legal documents that control the terms of any securities offered by this prospectus are or will be filed with the SEC as exhibits to the registration statement. That registration statement can be read at the web site of the SEC or at the SEC offices mentioned under the heading "Where You Can Find More Information."

  We may sell the securities to or through underwriters or dealers and may also sell securities directly to other purchasers or through agents. See "Plan of Distribution." The applicable prospectus supplement will contain the names of any underwriters, dealers or agents involved in the sale of any securities and any applicable fee, commission or discount arrangements with them.

  This prospectus may not be used to consummate sales of any securities unless accompanied by a prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference facilities at:

  . 450 Fifth Street, N.W., Washington, D.C. 20549

  .  7 World Trade Center, Suite 1300, New York, New York 10048

  . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois
    60661-2511

  You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

  Our SEC filings are also available to the public over the Internet on the web site of the SEC at http://www.sec.gov and at the office of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

  We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. This information incorporated by reference is an important part of this prospectus. You should also be aware that any information that we file subsequently with the SEC will automatically update this prospectus (that is, such information will be incorporated by reference into this prospectus). We incorporate by reference:

  . our Annual Report on Form 10-K for the year ended December 31, 1998

  . our Quarterly Report on Form 10-Q for the periods ended March 31, 1999,
    June 30, 1999 and September 30, 1999

  . our Current Report on Form 8-K filed on January 6, 1999, February 2,
    1999, March 16, 1999, March 18, 1999, April 27, 1999, July 28, 1999 and
    August 16, 1999

  . our Registration Statement on Form 8-A filed with the SEC on September
    18, 1998 relating to the preferred stock purchase rights associated with our Common Stock

  . our Proxy Statement for our 1999 annual meeting of stockholders as filed with the SEC on March 30, 1999

  . any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus

  You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

                         The ServiceMaster Company
                         One ServiceMaster Way
                         Downers Grove, Illinois 60515-1700
                         (630) 271-1300
                         Attention: General Counsel

  You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where such offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of such documents.

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and we intend that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Such statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect" or similar statements. Our actual results may differ materially from such statements. Factors that could cause or contribute to such differences are set forth below as well as those factors discussed elsewhere in this prospectus and in the documents incorporated herein by reference. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by our company or any other person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

  Seasonality and Impact of Weather Conditions. Our lawn care, landscaping and pest control businesses are highly seasonal in nature, with a significant portion of their net revenues occurring in the spring and summer months of each year. Adverse weather conditions could have a negative impact on the demand for our lawn care, landscaping and pest control services as well as for our HVAC services.

  Increased Competition. The service industries in which we operate are highly competitive with limited barriers to entry. The entry of new competitors into one or more of the markets served by us could impact the demand for our services as well as impose additional pricing pressures.

  Labor Shortages. Most of the services we provide are highly labor intensive. In the event of a labor shortage, we may experience difficulty in delivering our services in a high-quality manner and may be forced to increase wages in order to attract a sufficient number of employees, which could result in higher operating costs.

  Continued Consolidation of the U.S. Hospital Market. In recent years, there has been an ongoing consolidation of hospitals in the health care market. This continued consolidation could adversely impact the level of demand for our health care management services and the prices that we can charge for such services.

  Ability to Continue Acquisition Strategy. We plan to continue to pursue opportunities to expand through acquisitions. Our ability to continue to make acquisitions at reasonable prices and to integrate the acquired businesses are important factors in our future growth.

                           THE SERVICEMASTER COMPANY

  ServiceMaster, with operating revenue of approximately $4.7 billion in 1998, is one of the largest providers of residential and commercial services to individual customers and businesses and supportive management services to businesses and institutions in the United States. In addition, we have operations in 41 countries around the world.

  Our consumer and commercial services businesses provide services to over
10.5 million residential and commercial customers world-wide under leading brand names which include:

  TruGreen-ChemLawn for lawn, tree and shrub care and indoor plant maintenance;

  TruGreen-LandCare for commercial landscaping services;

  Terminix for termite and pest control services;

  American Residential Services for heating, ventilation, air conditioning and refrigeration services;

  American Home Shield and AmeriSpec for home system and appliance warranty contracts and home inspection services;

  Rescue Rooter for plumbing and drain cleaning services;

  ServiceMaster Residential and Commercial Services for heavy-duty residential and commercial cleaning and disaster restoration services;

  Merry Maids for residential maid services; and

  Furniture Medic for on-site furniture repair and restoration services.

  These services comprise the "ServiceMaster Quality Service Network" and may be accessed easily by calling a single toll-free telephone number: 1-800-WE SERVE.

  Our management services business provides facilities management services to over 2,000 facilities in the health care, education and business and industrial markets. These services include plant operations and maintenance, housekeeping, grounds and landscaping, clinical equipment management, food service, laundry and linen services, total facilities management and other services.

  We are incorporated under the laws of Delaware and are a successor business which began operations in 1947. Our principal offices are located at One ServiceMaster Way, Downers Grove, Illinois 60515-1700 and our telephone number is (630) 271-1300. We maintain a website on the Internet http://www.ServiceMaster.com. Our website and the information contained in it are not a part of this prospectus.

                                USE OF PROCEEDS

  Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including working capital, the repayment or refinancing of our indebtedness, future acquisitions and/or capital expenditures. A description of any indebtedness to be refinanced with the proceeds from the sale of the securities will be set forth in the applicable prospectus supplement. Until we apply the net proceeds for specific purposes, we may invest such net proceeds in short-term or marketable securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following are our unaudited consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 1998 and for the nine month periods ended September 30, 1999 and September 30, 1998.

                                       Nine Months
                                          Ended
                                        September
                                           30         Year Ended December 31,
                                       ----------- -----------------------------
                                       1999  1998  1998  1997  1996  1995  1994
                                       ----- ----- ----- ----- ----- ----- -----
Ratio of earnings to fixed charges.... 3.67x 3.46x 3.50x 3.65x 5.16x 4.83x 4.72x

                        DESCRIPTION OF DEBT SECURITIES

  The following is a general description of the terms of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement.

  The debt securities may be issued from time to time in one or more series. They will be issued under an indenture dated as of November 18, 1999 (the "Indenture") between our company and Harris Trust and Savings Bank as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the Indenture carefully to fully understand the terms of the debt securities offered by this prospectus.

  The following is only a summary of certain provisions of the debt securities and the Indenture, and does not contain all of the information that you may find useful or necessary. For further information about the debt securities and the Indenture, you should read the Indenture.

  Capitalized terms used but not defined in this section have the meanings assigned to them in the Indenture. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. As used in this section "we," "us," "our," "ServiceMaster" or the "Company" refers to The ServiceMaster Company, and not to any of our subsidiaries, unless explicitly indicated.

General

  The Indenture provides that we may issue debt securities in an unlimited amount from time to time in one or more series. Debt securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Special United States federal income tax considerations applicable to any debt securities so denominated will be described in the relevant prospectus supplement.

  The debt securities will be unsecured obligations exclusively of our company. The Indenture does not limit the amount of additional indebtedness that we may incur and does not contain provisions which would afford the holders (the "Holders") of the debt securities protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving our company.

  Since virtually all of our operations are conducted through Subsidiaries, our cash flow and therefore our ability to service debt, including the debt securities offered by this prospectus, are dependent upon the earnings of our Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, our Company. Our Subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our Subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those Subsidiaries and are subject to various business considerations.

  Creditors of our Subsidiaries are entitled to a claim on the assets of those Subsidiaries. Consequently, in the event of a liquidation or reorganization of any Subsidiary, creditors of that Subsidiary are likely to be paid in full before any distribution is made to us or you, except to the extent that we are recognized as a creditor of such Subsidiary. If we are recognized as a creditor, our claims would still be effectively subordinated to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by our Company.

Terms

  We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates, which may include the following:

    (i) the specific designation, aggregate principal amount and denomination;

    (ii) currency or units based on or relating to currencies in which such debt securities are denominated and in which principal of, premium, if any, and any interest on such debt securities will or may be payable;

    (iii) any date of maturity;

    (iv) interest rate or rates, which may be fixed or variable, and the method by which such rate or rates will be determined, if any;

    (v) the dates on which any such interest will be payable;

    (vi) the place or places where the principal of, premium, if any, and any interest on the debt securities will be payable;

    (vii) any redemption, repayment or sinking fund provisions;

    (viii) whether the debt securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities; and

    (ix) any other specific terms of the debt securities, including any additions to or modifications or deletions of any events of default or covenants provided for with respect to such debt securities, and any other terms that are not inconsistent with the terms of the Indenture (Section 2.03).

  Debt securities may be presented for exchange and registered debt securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. Subject to the limitations provided in the Indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

  Debt securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

  We may issue debt securities from time to time with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity index or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Ranking

  The debt securities when issued will rank pari passu in right of payment with all of our other unsecured and unsubordinated indebtedness (Section 2.03).

  The debt securities may under certain circumstances be equally and ratably secured with our other senior indebtedness. See "Certain Covenants of the Company--Restrictions on Liens."

Global Debt Securities

  We may issue registered debt securities of a series in the form of one or more fully registered global debt securities (a "Registered Global Security") that will be deposited with a depository (a "Depositary") or with a nominee for a Depositary identified in the applicable prospectus supplement and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such Registered Global Security or Registered Global Securities. Unless and until it is exchanged in whole or in part for debt securities in debenture registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a Registered Global Security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer systems, the participants' accounts with the respective principal amounts of the debt securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such debt securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

  So long as the Depositary for a Registered Global Security, or its nominee, is the owner of record of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the debt securities represented by such Registered Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder of record under the Indenture.

  We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

  Payments of principal of, premium, if any, and any interest on debt securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of our company, the Trustee or any other agent of our company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  We expect that the Depositary for any debt securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, if any, or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If the Depositary for any debt securities represented by a Registered Global Security notifies us that it is at any time unwilling or unable to continue as Depositary or ceases to be eligible under applicable law, and a successor Depositary eligible under applicable law is not appointed by us within 90 days, we will issue such debt securities in definitive form in exchange for such Registered Global Security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more Registered Global Securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the Registered Global Security or Registered Global Securities representing such debt securities. Any debt securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee (Section 2.07). It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

  The debt securities of a series may also be issued in the form of one or more bearer global debt securities (a "Bearer Global Security") that will be deposited with a common depositary for Euroclear and CEDEL, or with a nominee for such depositary identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a Bearer Global Security will be described in the applicable prospectus supplement.

Certain Covenants of the Company

  The following restrictions apply to each series of debt securities unless the terms of such series of debt securities provide otherwise.

 Restrictions on Liens

  The Indenture provides that we will not, and will not permit any Significant Subsidiary to, create, incur or suffer to exist any lien on any Equity Interests, indebtedness or other obligations of a Significant Subsidiary held by our Company or any Subsidiary or any Principal Property of our Company or a Significant Subsidiary, whether such Equity Interests, indebtedness or other obligations of a Significant Subsidiary or Principal Property are owned at the date of this Indenture or hereafter acquired, unless we secure or cause such Significant Subsidiary to secure the outstanding debt securities equally and ratably with all indebtedness secured by such Lien, so long as such indebtedness shall be so secured; provided, however, that this covenant shall not apply in the case of:

    (i) the creation of any Lien on any Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property hereafter acquired (including acquisitions by way of merger or consolidation) by us or a Significant Subsidiary contemporaneously with such acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon any Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property hereafter acquired (including acquisition by way of merger or consolidation) existing at the time of such acquisition, provided that every such Lien referred to in this clause (i) shall not attach to the Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property other than the Equity Interests, indebtedness or other obligations of the Significant Subsidiary or any Principal Property other than the Equity Interests, indebtedness or other obligations of the Significant Subsidiary or any Principal Property so acquired and fixed improvements thereon;

    (ii) any Lien on any Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property existing at the date of this Indenture;

    (iii) any Lien on any Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property in favor of us or any Significant Subsidiary;

    (iv) any Lien on any Principal Property being constructed or improved securing loans to finance such construction or improvements;

    (v) any Lien on Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations;

    (vi) Liens on any Principal Property for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been made;

    (vii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens on any Principal Property arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been made;

    (viii) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business of any of the Company or any Significant Subsidiary;

    (ix) any Lien on Equity Interests, indebtedness or other obligations of a Non-U.S. Subsidiary held by a Non-U.S. Subsidiary or any Principal Property of a Non-U.S. Subsidiary; provided that at the time of the creation or incurrence of any such Lien the aggregate book value of the total assets of the Non-U.S. Subsidiaries then subject to Liens securing indebtedness for borrowed money (and after giving effect to the proposed Lien), shall not exceed 25% of the Total Assets of the Company and its Subsidiaries;

    (x) any Lien on Equity Interests, indebtedness or other obligations of a Securitization Subsidiary created, incurred, assumed or suffered to exist in connection with Permitted Receivables Financing;

    (xi) Liens arising by reason of any attachment, judgment, decree or order of any court or other governmental authority, so long as any appropriate legal proceedings which may have been initiated for review of such attachment, judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired;

    (xii) any Lien on Equity Interests, indebtedness or other obligations of a Significant Subsidiary that was not a Significant Subsidiary at the time such Lien was created or incurred; and

    (xiii) any renewal of or substitution for any Lien permitted by any of the preceding clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (ix), (x),
  (xi) or (xii), provided, that the indebtedness secured is not increased (except for increases in the amount of premiums or fees payable in connection with such renewal or substitution) nor the Lien extended to any additional assets (other than assets as to which the creation, incurrence or existence of Liens is not governed by this clause). (Section 4.03(a))

  Notwithstanding the foregoing, our Company or any Significant Subsidiary may create, incur, assume or suffer to exist Liens in addition to those permitted above and renew, extend or replace such Liens, provided that at the time of such creation, incurrence, assumption, renewal, extension or replacement, and after giving effect thereto, the aggregate outstanding principal or face amount of all indebtedness secured by Liens not permitted by clauses (i) through (xiii) above does not exceed 10% of Consolidated Net Worth. (Section 4.03(b))

 Restrictions on Sale and Lease-Back Transactions

  The Indenture provides that we will not, and will not permit any Significant Subsidiary to, sell or transfer, directly or indirectly, except to our Company or a Significant Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued and any transaction for the sale and lease-back of any property if such lease is entered into within 180 days after the later of the acquisition, completion of construction or commencement of operation of such property; provided that, notwithstanding the foregoing, our Company or any Significant Subsidiary may sell any such Principal Property and lease it back for a period longer than three years if our Company or such Significant Subsidiary would be entitled to create a Lien on the property to be leased securing indebtedness in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the outstanding debt securities or our Company promptly informs the Trustee of such transaction, the net proceeds of such transaction are at least equal to the fair value (as determined by Board Resolution of the Company) of such property and our Company causes an amount equal to the net cash proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt incurred or assumed by our Company or a Significant Subsidiary (including the debt securities); provided further that, in lieu of applying all of or any part of such net cash proceeds to such retirement, our Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of our Company (which may include the debt securities) or of a Significant Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an Officers' Certificate (which shall be delivered to the Trustee and which need not contain the statements prescribed by Section 10.04) stating that our Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as hereinabove provided. If our Company shall so deliver debentures or notes to the applicable trustee and our Company shall duly deliver such Officers' Certificate, the amount of cash which we shall be required to apply to the retirement of Funded Debt shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or, if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued. (Section 4.04)

 Restrictions on Mergers and Sales of Assets

  The Indenture provides that we shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into our Company unless: (i) either (x) our company shall be the continuing Person or (y) the Person (if other than our Company) formed by such consolidation or into which our Company is merged or that acquired or leased such property and assets of our Company shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of our Company on all of the debt securities and under this Indenture and our Company shall have delivered to the Trustee an Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental Indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of our Company or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing. (Section 5.01)

Events of Default

  The following are Events of Default under the Indenture with respect to the debt securities of any series:

    (a) we default in the payment of the principal of any debt securities of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

    (b) we default in the payment of interest on any debt securities of such series when the same becomes due and payable, and such default continues for a period of 30 days;

    (c) we default in the performance of or breaches any other covenant or agreement of our Company in the Indenture with respect to any Security of such series or in the debt securities of such series and such default or breach continues for a period of 60 consecutive days after written notice to our Company by the Trustee or to our Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the debt securities of all series then outstanding affected thereby;

    (d) an involuntary case or other proceeding shall be commenced against our Company or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against our Company or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

    (e) our Company or any Significant Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, Trustee, sequestrator or similar official of our Company or any Significant Subsidiary or for all or substantially all of the property and assets of our Company or any Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors; or

    (f) any other Event of Default established with respect to any series of debt securities issued pursuant to the Indenture occurs. (Section 6.01)

  The Indenture provides that if an Event of Default described in clauses (a) or (b) of the immediately preceding paragraph with respect to the debt securities of any series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the debt securities of any such affected series then outstanding under the Indenture (each such series treated as a separate class) by notice in writing to our Company (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the debt securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all debt securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (c) or (f) of the immediately preceding paragraph with respect to the debt securities of one or more but not all series then outstanding or with respect to the debt securities of all series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already (or, if the debt securities of any such series are Original Issue Discount Securities, the amount thereof accelerable as described in this paragraph) become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the debt securities of all such affected series then outstanding under the Indenture (treated as a single class) by notice in writing to our Company (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the debt securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all debt securities of all such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (d) or (e) of the immediately preceding paragraph occurs and is continuing, then the principal amount (or, if any debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of all the debt securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee to the full extent permitted by applicable law. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the Holders of a majority in principal of the then outstanding debt securities of all such series that have been accelerated (voting as a single class). (Section 6.02)

  Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount (or, if any debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of the outstanding debt securities of all series affected (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series by the Indenture; provided, that the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction, it being understood that the Trustee shall have no duty to ascertain whether or not such actions or forbearance are unduly prejudicial to such Holders and provided further, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of debt securities pursuant to this paragraph. (Section 6.05)

  Subject to various provisions in the Indenture, the Holders of at least a majority in principal amount (or, if the debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of the outstanding debt securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the debt securities of such series and its consequences, except a Default in the payment of principal of or interest on any Security as specified in clauses
(a) or (b) of Section 6.1 of the Indenture or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the debt securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto. (Section 6.04)

  The Indenture provides that no Holder of any debt securities of any series may institute any proceeding, judicial or otherwise, with respect to the Indenture or the debt securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

    (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series;

    (ii) the Holders of at least 25% in aggregate principal amount of outstanding debt securities of all such series affected shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

    (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

    (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

    (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding debt securities of all such affected series have not given the Trustee a direction that is inconsistent with such written request. A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. (Section 6.06)

  The Indenture provides that we will file with the Trustee, within 15 days after our Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports which we may be required to file with the Commission pursuant to Section 13 or
Section 15(d) of the Exchange Act. (Section 4.06)

Discharge, Defeasance and Covenant Defeasance

  The Indenture provides with respect to each series of debt securities that we may terminate our obligations under the debt securities of a series and the Indenture with respect to debt securities of such series if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the Trustee for cancellation and our Company has paid all sums payable by it under the Indenture; or (ii) (A) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the

Trustee for giving the notice of redemption, (B) we irrevocably deposit in trust with the Trustee, as trust funds solely for the benefit of the Holders of such debt securities, for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, and (C) we deliver to the Trustee an officers' certificate and an opinion of counsel in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (i), only our obligations to compensate and indemnify the Trustee under the Indenture shall survive. With respect to the foregoing clause (ii), only our obligations to execute and deliver debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the Trustee, and its right to recover excess money held by the Trustee shall survive. (Section 8.01)

  The Indenture provides that we (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of any series, and the provisions of the Indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series ("legal defeasance") and (ii) may omit to comply with any term, provision or condition of the Indenture described above under "--Certain Covenants" (or any other specific covenant relating to such series provided for in a Board Resolution or supplemental indenture which may by its terms be defeased pursuant to the Indenture), and such omission shall be deemed not to be an Event of Default under clauses (c) or (f) of the first paragraph of "--Events of Default" with respect to the outstanding debt securities of a series ("covenant defeasance"); provided that the following conditions shall have been satisfied:

    (A) we have irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the debt securities of such series, for payment of the principal of and interest on the debt securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be;

    (B) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which our Company is a party or by which it is bound;

    (C) no Default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit;

    (D) we have delivered to the Trustee an opinion of counsel that (1) the Holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of its option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the Debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and

    (E) we have delivered to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(1) above may be replaced by a ruling directed to the Trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under clause (i) above, our obligations to execute and deliver debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such debt securities are no longer outstanding. After such debt securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only our obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive. (Sections 8.02 and 8.03)

Modification of the Indenture

  The Indenture provides that our Company and the Trustee may amend or supplement the Indenture or the debt securities of any series without notice to or the consent of any Holder:

    (1) to cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders;

    (2) to comply with Article 5 of the Indenture;

    (3) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

    (4) to evidence and provide for the acceptance of appointments under the Indenture with respect to the debt securities of any or all series by a successor Trustee;

    (5) to establish the form or forms or terms of debt securities of any series or of the coupons appertaining to such debt securities as permitted under the Indenture;

    (6) to provide for uncertificated or Unregistered Securities and to make all appropriate changes for such purpose; and

    (7) to make any change that does not materially and adversely affect the rights of any Holder. (Section 9.01)

  The Indenture also contains provisions whereby our Company and the Trustee, subject to certain conditions, without prior notice to any Holders, may amend the Indenture and the outstanding debt securities of any series with the written consent of the Holders of a majority in principal amount of the debt securities then outstanding of all series affected by such supplemental indenture (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding debt securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by our Company with any provision of the Indenture or the debt securities of such series. Notwithstanding the foregoing provisions, without the consent of each Holder affected thereby, an amendment or waiver, including a waiver pursuant to Section 6.04 of the Indenture, may not: (i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder's Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding debt securities of the relevant series the consent of whose Holders is required for any such supplemental Indenture, for any waiver of compliance with certain provisions of the Indenture of certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of principal of or interest on any Security of such Holder; or (iv) modify any of the provisions of this section of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby. A supplemental Indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of Holders of debt securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the Indenture of the Holders of debt securities of any other series or of the coupons appertaining to such debt securities. It shall not be necessary for the consent of any Holder under this section of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the Indenture becomes effective, our Company shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver, we will mail supplemental Indentures to Holders upon request. Any failure of our Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental Indenture or waiver (Section 9.02).

Concerning the Trustee

  Harris Trust and Savings Bank is the Trustee under the Indenture. The Trustee performs services for us in the ordinary course of business.

Certain Definitions

  The following are certain key definitions used in this "Description of Debt Securities" section. These and other definitions are contained in the Indenture, which we encourage you to read carefully.

  The term "Attributable Debt" as defined in the Indenture means when used in connection with a sale and lease-back transaction referred to above under "-- Restrictions on Sale and Lease-Back Transactions," on any date as of which the amount thereof is to be determined, the product of (a) the net proceeds from such sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

  The term "Consolidated Net Worth" as defined in the Indenture means, at any date of determination, the consolidated stockholders' equity of the Company, as set forth on the then most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries.

  The term "Funded Debt" as defined in the Indenture means all indebtedness for money borrowed, including purchase money indebtedness, and indebtedness pursuant to a mandatory sinking fund or prepayment provision or otherwise, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from the date of its creation.

  The term "Holder" or "Securityholder" as defined in the Indenture means the registered holder of any Security with respect to registered debt securities and the bearer of any Unregistered Security or any coupon appertaining thereto, as the case may be.

  "Non-U.S. Subsidiary" as defined in the Indenture means any Subsidiary that is not a corporation, partnership or other entity created or organized in or under the laws of the United States of America or any state thereof.

  "Original Issue Discount Security" as defined in the Indenture means any Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

  "Permitted Receivables Financing" as defined in the Indenture means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Receivables and Related Assets from the Company or any Subsidiary and finances such Receivables and Related Assets through the issuance of Equity Interests or indebtedness (either directly or through a trust) or through the sale of the Receivables and Related Assets or a fractional undivided interest in the Receivables and Related Assets; provided that (i) the Board of Directors of the Company shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to the Company, (ii) all sales of Receivables and Related Assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors of the Company), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Company), (iv) no portion of the indebtedness of a Securitization Subsidiary will be guaranteed by or will be recourse to the Company or any Significant Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility (as opposed to the status) of the Receivables and Related Assets) and (v) neither the Company nor any Subsidiary shall have any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

  The term "Principal Property" as defined in the Indenture means the Company's principal office building and any manufacturing plant or principal research facility of any of the Company or any Significant Subsidiary which is located within the United States of America, except any such principal office building, plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

  "Receivables and Related Assets" as defined in the Indenture means accounts receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case, relating to such receivables, including interest in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections, other related assets, and proceeds of all of the foregoing.

  "Securitization Subsidiary" as defined in the Indenture means a Wholly Owned Subsidiary which is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto.

  The term "Significant Subsidiary" as defined in the Indenture means, at any time, any Subsidiary that would be a Significant Subsidiary at such time, as such term is defined in Regulation S-X promulgated by the Commission, as in effect on the date of the Indenture.

  The term "Subsidiary" as defined in the Indenture means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock or other ownership interest is owned directly or indirectly, by such Person and one or more other Subsidiaries of such Persons.

  The term "Total Assets" as defined in the Indenture means, at any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis as set forth on the then most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP.

  "Wholly Owned Subsidiary" as defined in the Indenture means a Subsidiary all of the Equity Interests of which (except directors' qualifying shares) is at the time owned directly or indirectly by the Company.

                          DESCRIPTION OF COMMON STOCK

  We may issue, separately or together with or upon conversion of or exchange for other securities, shares of our common stock and the associated preferred stock purchase rights ("Rights"), all as set forth in the applicable prospectus supplement. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the following documents:

    (i) our Amended and Restated Certificate of Incorporation, which we refer to as our Charter;

    (ii) our By-Laws; and

    (iii) our Shareholder Rights Agreement, dated December 15, 1997, as may subsequently be amended, between our company and Harris Trust and Savings Bank, as Rights Agent, pursuant to which the Rights are issued, which we refer to as our Rights Agreement.

A copy of each of our Charter, By-Laws and Rights Agreement are incorporated by reference as exhibits. See "Where You Can Find More Information."

Authorized and Outstanding Stock

  Under our Amended and Restated Certificate of Incorporation (the "Restated Certificate"), we are authorized to issue 1,000,000,000 shares of Common Stock, par value $0.01 per share, and 11,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of September 30, 1999, 311,390,000 shares of Common Stock (excluding treasury shares) were issued and outstanding and no shares of Preferred Stock were issued and outstanding. In addition, as of September 30, 1999, there were 22,493,000 shares of Common Stock reserved for issuance under our equity incentive plans of which approximately 21,528,000 were subject to outstanding stock options. On January 1, 2000 an additional 3,750,000 shares of Common Stock will become authorized under our 1998 Equity Incentive Plan for use in connection with stock options granted after that date. The number of authorized shares of Preferred Stock includes 1,000,000 authorized shares of Junior Participating Preferred Stock, Series A (the "Series A Preferred Stock") issuable pursuant to the rights agreement dated as of December 15, 1997 between the Company and Harris Trust and Savings Bank (the "Rights Plan"), none of which were outstanding as of September 30, 1999. See "--Stock Purchase Rights."

Common Stock

  Subject to the rights of the holders of any Preferred Stock, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. The outstanding Common Stock is, and the shares of Common Stock offered hereby will be, fully paid and non-assessable. Harris Trust and Savings Bank of Chicago, Illinois is the registrar and transfer agent for the Common Stock.

Stock Purchase Rights

  Each outstanding share of Common Stock includes, and each share of Common Stock offered hereby will include, one preferred stock purchase right (individually a "Right" and collectively the "Rights") provided under our Rights Agreement. Each Right entitles the holder, until the earlier of December 11, 2007 or the redemption of the Rights, to buy one one-thousandth of a share of Series A Preferred Stock at a price of $130 per one one-thousandth of a share (as may be adjusted to reflect stock splits since the issuance of the Rights). The Series A Preferred Stock is nonredeemable and will have 1,000 votes per share (subject to adjustment). We have reserved 1,000,000 shares of Series A Preferred Stock for issuance upon exercise of such Rights.

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

  In the event that any person becomes the beneficial owner of 15% or more of our Common Stock, the Rights (other than Rights held by the acquiring stockholder) would become exercisable for that number of shares of the Common Stock having a market value of two times the exercise price of the Right. Furthermore, if after any person becomes the beneficial owner of 15% or more of our Common Stock, our Company is acquired in a merger or other business combination or 50% or more of its assets or earnings power were sold, each Right (other than Rights held by the acquiring person) would become exercisable for that number of shares of Common Stock (or securities of the surviving company in a business combination) having a market value of two times the exercise price of the Right.

  We may redeem the Rights at one cent per Right prior to the occurrence of an event that causes the Rights to become exercisable for Common Stock.

  One Right will be issued in respect of each share of Common Stock issued before the earlier of December 11, 2007 or the redemption of the Rights. As of the date of this prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with the shares of Common Stock. The Rights will expire on December 11, 2007, unless earlier redeemed.

Preferred Stock

  Shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, to determine whether fractional shares can be issued in any particular series and, if so, the nature of the fractional interests which can be issued in that series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

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

                         DESCRIPTION OF DEBT WARRANTS

  We may issue, together with other securities or separately, warrants for the purchase of debt securities ("Debt Warrants"). The Debt Warrants are to be issued under Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between us and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as set forth in the applicable prospectus supplement. The Debt Warrant Agent will act solely as our agent in connection with the Debt Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Debt Warrants. A copy of the form of Debt Warrant Agreement, including the form of Warrant Certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. Because the following is only a summary of the Debt Warrant Agreements and the Debt Warrant Certificates, it does not contain all of the information that you may find useful. For further information about the Debt Warrant Agreements and the Debt Warrant Certificates, you should read the Debt Warrant Agreements and the Debt Warrant Certificates.

General

  You should look in the accompanying prospectus supplement for the following terms of the offered Debt Warrants:

    (a) the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants;

    (b) the specific designation and terms of any related debt securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such debt security;

    (c) the date, if any, on and after which such Debt Warrants and the related debt securities will be separately transferable;

    (d) the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise;

    (e) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date");

    (f) if the debt securities purchasable upon exercise of such Debt Warrants are original issue discount debt securities, a discussion of federal income tax considerations applicable thereto; and

    (g) whether the Debt Warrants represented by the Debt Warrant
  Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

  Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the debt securities purchasable upon such exercise.

Exercise of Debt Warrants

  Each Debt Warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or to be determinable as set forth in the applicable prospectus supplement. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

  Debt Warrants may be exercised as set forth in the applicable prospectus supplement relating to such Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

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

                         DESCRIPTION OF STOCK WARRANTS

  We may issue, together with other securities or separately, stock warrants for the purchase of our Common Stock ("Stock Warrants"). The Stock Warrants are to be issued under stock warrant agreements (each a "Stock Warrant Agreement") to be entered into between us and a bank or trust company, as stock warrant agent (the "Stock Warrant Agent"), all as set forth in the applicable prospectus supplement. The Stock Warrant Agent will act solely as our agent in connection with the Stock Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Stock Warrants. Copies of the forms of Stock Warrant Agreements and the forms of warrant certificates (the "Stock Warrant Certificates") will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. The following description of certain provisions of the forms of Stock Warrant Agreements and Stock Warrant Certificates does not purport to be complete and is subject to, and are qualified in their entirety by reference to, all the provisions of the Stock Warrant Agreements and the Stock Warrant Certificates to be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part.

General

  If we offer warrants for the purchase of Common Stock, the applicable prospectus supplement will describe their terms, which may include the following:

    (i) the offering price of such Stock Warrants, if any;

    (ii) the procedures and conditions relating to the exercise of such Stock Warrants;

    (iii) the number of shares of Common Stock purchasable upon exercise of each stock warrant and the initial price at which such shares may be purchased upon exercise;

    (iv) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire (the "Expiration Date");

    (v) a discussion of Federal income tax considerations applicable to the exercise of Stock Warrants;

    (vi) call provisions of such Stock Warrants, if any; and

    (vii) any other terms of the Stock Warrants.

  The shares of Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be validly issued, fully paid and nonassessable.

  Prior to the exercise of their Stock Warrants, holders of Stock Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

Exercise of Warrants

  Each stock warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Stock Warrants will become void.

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

  Stock Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Stock Warrant Agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Stock Warrants represented by such Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

Anti-Dilution Provisions

  Unless otherwise specified in the applicable prospectus supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including:

    (i) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock;

    (ii) the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of the Common Stock; or

    (iii) any distribution by us to the holders of our Common Stock of evidences of our indebtedness or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (i) above).

No fractional shares will be issued upon exercise of Stock Warrants, but we will pay the cash value of any fractional shares otherwise issuable.

                             PLAN OF DISTRIBUTION

  The following summary of our plan for distributing the securities offered under this prospectus will be supplemented by a description of our specific plan for each offering in the applicable prospectus supplement. Such description will include, among other things, the terms of any underwriting arrangements applicable to such offering.

  We may sell the securities offered under this prospectus through agents, underwriters or dealers or directly to one or more purchasers. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of such offered securities, including the name or names of any underwriters, dealers or agents, the purchase price of such offered securities and the proceeds to us from such sale, any underwriting discounts and other items constituting compensation to underwriters, any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any bidding or auction process. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in an offering, the offered securities will be acquired by the underwriters for their own account. The offered securities may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the applicable prospectus supplement together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such offered securities if any are purchased.

  Offered securities may be sold directly by us or through agents designated by us from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of the offered securities in respect of which the prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

  Any underwriters, dealers, or agents participating in the distribution of the offered securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

  Agents, dealers or underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

  Some or all of the offered securities, other than our Common Stock, will be a new issue or issues of securities with no established trading market. Any Common Stock offered by this prospectus will be listed on the New York Stock Exchange (or the then other principal trading market). Unless otherwise indicated in a prospectus supplement, we do not currently intend to list any offered debt securities or warrants on any securities exchange. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the offered securities will make a market in such offered securities. Whether or not any of the offered securities are listed on a national securities exchange or the underwriters, dealers or agents, if any, involved in the sale of the offered securities make a market in such offered securities, no assurance can be given as to the liquidity of the trading market for such offered securities.

Delayed Delivery Arrangements

  If so indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us under contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include:

  .commercial and savings banks,

  .insurance companies,

  .pension funds,

  .investment companies, and

  .educational and charitable institutions and others,

but in all cases will be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and, if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

  Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the securities offered hereby will be passed upon for ServiceMaster by Vernon T. Squires, Senior Vice President and General Counsel of ServiceMaster. As of September 30, 1999, Mr. Squires held directly or indirectly 393,388 shares and options to acquire 225,000 shares of our Common Stock.

                                    EXPERTS

  Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing in giving said report.

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